Exhibit 99.1

Energy Future Holdings Reaches Restructuring Agreement to

Address Balance Sheet and Create Sustainable Capital Structure

Commences Pre-Arranged Chapter 11 Reorganization with Up to $4.475 Billion and $7.3 Billion in New Financing Commitments for TCEH and EFIH, Respectively

Operations Continue as Usual, Including Same High Levels of Service for Luminant and TXU Energy Customers and Payment of Employee Wages and Benefits

DALLAS, APRIL 29, 2014 – Energy Future Holdings (EFH) announced today that it has entered into an agreement with certain of its key financial stakeholders to reduce its approximately $40 billion of debt, lower its annual cash interest costs, access significant additional capital and create a sustainable capital structure for the future. To implement this pre-arranged restructuring plan, Energy Future Holdings Corp. and certain of its subsidiaries, including Texas Competitive Electric Holdings Company LLC (TCEH) (the holding company for EFH’s competitive businesses, including Luminant and TXU Energy) and Energy Future Intermediate Holding Company LLC (EFIH) (the holding company for EFH’s regulated business, Oncor Electric Delivery Company), have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the District of Delaware. Oncor is not a part of the Chapter 11 filing.

“We are pleased to have the support of our key financial stakeholders for a consensual restructuring,” said John Young, president and chief executive officer of EFH. “With this restructuring plan, we now have a path to a sustainable capital structure that would put EFH and its family of companies in an even stronger position over the long term to deliver for all of our stakeholders, including our customers, our employees and our business partners. This restructuring is focused on our balance sheet, not our operations. We fully expect to continue normal business operations during the reorganization. As always, Luminant will continue to provide safe, reliable energy and TXU Energy will continue to provide best-in-class customer service and innovative energy solutions. We will maintain our commitment to operational excellence in a competitive energy market.”

Over the past six years, the company has fulfilled its commitments to Texas on pricing, environmental responsibility and investment totaling more than $10 billion in the state’s infrastructure and in the company’s energy generation facilities. The company added 1,900 jobs and consistently posted top-tier operational performance.

Overview of Proposal

Under the terms of the proposed restructuring agreement, upon emergence, transactions would be implemented to eliminate certain debt at EFH and certain of its subsidiaries.

TCEH and its subsidiaries would separate from EFH without triggering any material tax liability, and TCEH’s first lien lenders would receive all of the equity in the reorganized TCEH and the cash proceeds from the issuance of new debt at the reorganized TCEH in exchange for eliminating approximately $23 billion of TCEH’s funded debt.

At EFIH, the proposed transaction would eliminate approximately $2.5 billion of EFIH’s funded debt through, among other things, a capital infusion of up to $1.9 billion from certain EFIH unsecured noteholders. This capital would convert, along with all EFH and EFIH unsecured notes, into equity in the reorganized EFH upon the completion of the company’s reorganization. In addition, certain EFIH unsecured noteholders will receive cash consideration as a part of the reorganization.

At EFH, the proposed transactions would eliminate approximately $600 million of EFH’s funded debt. The reorganized EFH would continue to own EFIH, and EFIH would continue to retain its interest in Oncor.

The agreement contemplates the confirmation of the proposed plan of reorganization within approximately nine months and exit from the restructuring within approximately eleven months, in each case, from the petition date. In addition, the agreement has substantial support from the TCEH first lien lenders, the EFIH unsecured creditors, the EFIH first and second lien lenders, EFH unsecured creditors, and the three private-equity holders of EFH. The company will work to obtain additional support for the agreement during the reorganization process.

Operations Continue as Usual

The company fully expects that normal day-to-day operations will continue during the Chapter 11 reorganization, including:

•	Wages and benefits for employees, with full protection under U.S. federal law for qualified retirement plans – both defined-benefit pension and 401(k) savings plans.

•	Qualified retirement plan payments and medical benefits for retirees.

•	Excellent customer service while honoring all retail customer agreements and actively competing in the marketplace.

•	Compliance with all regulatory and tax obligations.

•	Payment to vendors, suppliers and trading counterparties in the normal manner for all goods and services provided after the date of the Chapter 11 filing.

•	Commitment to sustainable business practices, from a community partner whose family of companies has a 130-year history in Texas.

New Financing Commitments

In conjunction with the filing, TCEH and EFIH have secured commitments for new capital totaling up to $4.475 billion and $7.3 billion, respectively, in debtor-in-possession (DIP) financing. Subject to Court approval, these financial resources will be made available in order to, among other things, help support normal business operations during the Chapter 11 process.

The TCEH financing is also expected to permit TCEH subsidiary Luminant Mining Company LLC to grant the Railroad Commission of Texas a collateral bond in an amount equal to or in excess of Luminant Mining’s current reclamation bond obligations. Finally, EFIH and TCEH each have reached an agreement with secured lenders that permits the continued use of cash flow from operations to fund ongoing business and meet obligations in the normal course during the reorganization process.

Conclusion

Young continued, “Our existing capital structure has become unsustainable. We expect that, with the support of our financial stakeholders, our restructuring can proceed expeditiously as we seek to strengthen our balance sheet and position the company for the future.”

EFH has made customary filings, including first day motions, with the Bankruptcy Court, which, if granted, will help ensure a smooth transition to Chapter 11 without business disruption. The motions are expected to be addressed by the Court within 48 hours of the filing.

The company intends to file a plan of reorganization to implement the proposed restructuring agreement in the near term. The consummation of the plan of reorganization will entail certain regulatory approvals, including, among others, the approval of the tax-free transaction by the Internal Revenue Service and approvals by the Public Utility Commission of the State of Texas and the U.S. Nuclear Regulatory Commission.

EFH’s legal advisor for the Chapter 11 proceedings is Kirkland & Ellis LLP, its financial advisor is Evercore Partners and its restructuring advisor is Alvarez & Marsal. The TCEH first lien lenders supporting the restructuring agreement are represented by Paul, Weiss, Rifkind, Wharton & Garrison, LLP as legal advisor, and Millstein & Co., LLC, as financial advisor. The EFIH unsecured creditors supporting the restructuring agreement are represented by Akin Gump Strauss Hauer & Feld LLP, as legal advisor, and Centerview Partners, as financial advisor. The EFH equity holders supporting the restructuring agreement are represented by Wachtell, Lipton, Rosen & Katz, as legal advisor, and Blackstone Advisory Partners LP, as financial advisor.

As noted, the restructuring agreement is also supported by certain EFIH first lien creditors, EFIH second lien creditors, and EFH unsecured creditors. One of these creditors is represented by Fried, Frank, Harris, Shriver & Jacobson, as legal advisor, and Perella Weinberg Partners, as financial advisor.

Resources

•	Information about EFH’s restructuring is available at www.energyfutureholdings.com/restructuring

•	Court filings and claims information are available at www.efhcaseinfo.com

•	Information about the restructuring for vendors and suppliers is also available toll-free at 877-276-7311

•	TXU Energy customers should continue to contact customer care at www.txu.com/contact

•	For high-quality, downloadable video of EFH, Luminant and TXU Energy operations, visit www.energyfutureholdings.com/news/downloads.aspx.

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding the implementation of a restructuring plan and business operations during the pendency of the bankruptcy proceedings. Readers are cautioned not to place undue reliance on forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under Item

1A, “Risk Factors” and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K filed by each of EFH Corp., EFIH and EFCH and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:

•	our ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the bankruptcy proceedings, including with respect to debtor-in-possession financing facilities;

•	the effectiveness of the overall restructuring activities pursuant to the bankruptcy filing and any additional strategies we employ to address our liquidity and capital resources;

•	the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court;

•	the actions and decisions of creditors, regulators and other third parties that have an interest in the bankruptcy proceedings;

•	the duration of the bankruptcy proceedings; and

•	restrictions on our operations due to the terms of debtor-in-possession financing facilities and restrictions imposed by the Bankruptcy Court.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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Corporate Communications:

Allan Koenig

214-812-8080

Media.Relations@energyfutureholdings.com

Investor Relations:

Blake Holcomb

214-812-8005

Blake.Holcomb@energyfutureholdings.com

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